UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 25, 2024

Commission File Number: 001-41430

Pagaya Technologies Ltd.
(Exact name of registrant as specified in its charter)

Israel	98-1704718
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

90 Park Ave, 20th Floor
New York, New York	10016
(Address of principal executive offices)	(Zip Code)
(646) 710-7714
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Ordinary Shares, no par value	PGY	The NASDAQ Stock Market LLC
Warrants to purchase Class A Ordinary Shares	PGYWW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On September 25, 2024, Pagaya US Holding Company LLC (“Pagaya US”), a wholly owned subsidiary of Pagaya Technologies Ltd. (the “Company”), commenced an offering (the “Offering”), pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), for the issuance of $125 million in aggregate principal amount of its Exchangeable Senior Notes due 2029 (the “Notes”). The Notes are expected to be fully and unconditionally guaranteed, on a senior unsecured basis, by the Company. In addition, Pagaya US expects to grant the initial purchasers of the Notes an option to purchase up to an additional $18.75 million aggregate principal amount of the Notes for settlement within a 13-day period beginning on, and including, the first day on which the Notes are issued.

In the preliminary offering memorandum, dated September 25, 2024 (the “preliminary offering memorandum”), the Company disclosed certain information.

On September 25, 2024, the Company received a commitment for a $100 million incremental term loan (the “Incremental Term Loan”), which will mature in 2029 and is subject to substantially the same terms and conditions as its term loan facility. The Company intends to use a substantial amount of the proceeds of the Incremental Term Loan to repay secured borrowings (other than borrowings under the existing credit agreement) in addition to the secured borrowings that will be repaid from the proceeds of the Offering.

The Company’s secured borrowings that are being paid off carry a high interest rate. By refinancing a substantial portion of the secured borrowings through the offering of the notes, the Incremental Term Loan and opportunistic sales of balance sheet securities, the Company expects to reduce its cash interest expense by approximately $30 million, and expects to be cash flow positive on an annualized basis. The Company also believes this will simplify its debt profile and balance sheet presentation.

The anticipated interest savings together with the Company’s previously announced cost reduction measures will accelerate the Company’s path to becoming cash flow positive following these transactions and fund future capital activities with minimal dependence on incremental secured borrowings.

The Incremental Term Loan is subject to market and other conditions. Closing of the Incremental Term Loan is not a condition to the closing of this offering. Pursuant to Regulation FD, the Company is furnishing herewith the foregoing information and such additional information provided to investors and included in Exhibit 99.1 to this Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filings. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information of the information in this Item 7.01, including Exhibit 99.1.

Item 8.01. Other Events.

On September 25, 2024, the Company issued a press release announcing the Offering. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The Notes, the guarantee and any Class A Ordinary Shares of the Company deliverable upon exchange of the Notes have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act or the securities laws of any other jurisdiction. Accordingly, the Notes are expected to be eligible for resale in the United States only to qualified institutional buyers. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Excerpts of certain information provided to prospective investors.
99.2	Press Release issued by Pagaya Technologies Ltd., dated September 25, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAGAYA TECHNOLOGIES LTD.

Date: September 25, 2024	By:	/s/ Evangelos Perros
	Name:	Evangelos Perros
	Title:	Chief Financial Officer